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                                                                    Exhibit 99.3

                                                           For Immediate Release
                                                           ---------------------



JAMES A. "MICKY" BLACKWELL TO RETIRE FROM LOCKHEED MARTIN


BETHESDA, Md., Oct. 29, 1999 -- James A. "Micky" Blackwell, executive vice president of Lockheed Martin's aeronautical systems business area, announced today that he will retire after 30 years of service.

Dain M. Hancock, president of the company's Tactical Aircraft Systems unit in Ft. Worth, Texas, will succeed Blackwell as executive vice president of the aeronautical systems business area effective Nov. 5. A successor to Hancock will be named in the near future.

"Micky Blackwell has made innumerable contributions to our company during his career," said Chairman and CEO Vance D. Coffman. "Among the most prominent of Micky's many accomplishments is his role in the development of the F-22 fighter. We wish him all the best in his retirement."

Blackwell joined the former Lockheed Corporation in 1969 as a research engineer. Following a series of promotions, he became president of Lockheed Aeronautical Systems Company in April 1993 and, following the formation of Lockheed Martin Corporation in March 1995, president and chief operating officer of the
Aeronautics Sector.   He became Executive Vice President of the corporation for
aeronautical systems business area October 1, 1999, as the result of the corporate reorganization announced September 27, 1999. He holds a bachelor's degree in aeronautical engineering from the University of Alabama and a master's degree in the same discipline from the University of Virginia.

Hancock joined the Fort Worth division of General Dynamics in 1966 as an engineer working in thermodynamics and aerodynamics on the F-111 and special projects. He held increasingly responsible positions through the former Lockheed Corporation's acquisition of the Fort Worth unit from General Dynamics in 1993 and the strategic combination that created Lockheed Martin in 1995, when he was named president of the Tactical Aircraft Systems unit. Hancock holds bachelor's and master's degrees in mechanical engineering from Texas Tech University.

Headquartered in Bethesda, Maryland, Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation's core businesses are systems integration, space, aeronautics, and technology services. Lockheed Martin had 1998 sales surpassing $26 billion.


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CONTACT:  James Fetig, 301-897-6352

WEB SITE:  www.lmco.com